Execution Version
CONFIDENTIAL

SELECTIVE MACHINES PURCHASE AGREEMENT

by and between

PARADIGM CONVERGENCE TECHNOLOGIES CORP.,
as Seller,

and

ACEJAN CAPITAL LLC

Dated as of May 8, 2023

TABLE OF CONTENTS:

EXHIBITS:

SELECTIVE MACHINES PURCHASE AGREEMENT

This SELECTIVE MACHINES PURCHASE AGREEMENT (this "***Agreement***"), is made and entered into as of May 8, 2023, by and between **Paradigm Convergence Technologies Corp.**, a Nevada corporation ("***Seller***"), and **Acejan Capital** LLC a New Jersey Limited Liability Company ("***Buyer***").

RECITALS

WHEREAS, Seller owns certain business assets associated with the manufacture and sale of HOCL producing equipment (the "***Machines***") to customers in various industries in the United States (the "***Business***"); and

WHEREAS, Seller desires to sell and cause to be transferred to Buyer, and Buyer desires to purchase and accept the transfer from Seller, certain assets, equipment and rights of the Business relating to the Machines, subject to the terms and conditions set forth herein; and

WHEREAS, Seller desires to have Buyer manufacture and sell to Seller Machines to be used by Seller in its business operations.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF PURCHASED ASSETS

1.1. Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions set forth herein, and in reliance upon the representations and warranties contained herein, at the Closing, Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase, assume and acquire from Seller, free and clear of any and all Liens (other than Permitted Liens), all of Seller's rights, title and interests in and to the following assets, contracts and rights (collectively, the "***Purchased Assets***"):

(a) all equipment, machinery, and other tangible personal property listed on Schedule 1.1(a);

(b) all Permits held by Seller in connection with the ownership and use of the Purchased Assets;

(c) all of the following which pertain to the Purchased Assets to the extent owned and possessed by Seller: books, records, manuals, files, originals and copies of all contracts, files and disclosures, and litigation files (other than litigation files primarily relating to Excluded Assets);

(d) a license to the intellectual property listed on the Trademark License Agreement (the "***Trademark License Agreement***"), by and between Buyer and Parent, in the form attached hereto as Exhibit C; and

(e) all goodwill associated with the Purchased Assets.

1.2. Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1, Seller shall retain all of its right, title and interest in and to, and shall not sell, transfer, assign, convey or deliver to Buyer at the Closing, any assets, properties or contract rights not specifically set forth in Section 1.1 (collectively, the "***Excluded Assets***").

1.3. Retained Liabilities. Buyer shall not assume and shall not be responsible for, any Liabilities of Seller, including the liabilities and obligations arising out of or relating to the Purchased Assets, Sellers payments under the Lease, all of which Liabilities shall be and remain the sole responsibility of Seller (or its affiliate) (the "***Retained Liabilities***"), including all of the following Liabilities:

(a) any Liability for restoration obligations or requirements under the Lease required to be conducted or made by Seller as of the Closing based on the condition of the Leased Premises as of the Closing (but excluding any subsequent alterations made to the Leased Premises by Buyer after the Closing, which restoration obligations for such subsequent alterations shall be the responsibility of Buyer);

(b) all Liabilities in respect of actions of or involving third parties against Seller arising out of incidents or events occurring prior to the Closing, including all workers compensation, general liability and other insurance claims with an incident date prior to the Closing Date;

(c) any Liability for any Indebtedness of Seller including any inventory of parts;

(d) any labor or employment related Liabilities (including accrued vacation pay, and severance and other payments payable to Employees in connection with termination of such employment), action, judgments, damages, costs, expenses (including any action for severance pay, accrued vacation pay or wrongful discharge), grievances, unfair labor practices and violations of any applicable Law or order by reason of any act, omission or matter occurring prior to the Closing relating to any Employees or their respective representatives;

(e) any Liability with respect to Employees that do not become Transferred Employees at the Closing in accordance with Section 6.5;

(f) any Liabilities under any Benefit Plan;

(g) all Taxes now or hereafter owed by Seller, or attributable to the Business or the ownership, operation or use of the Purchased Assets arising prior to Closing;

(h) any Liabilities of Seller under this Agreement or any Ancillary Document to which Seller is a party or any other agreement between Seller and Buyer;

(i) any Liability to the extent related to an Excluded Asset; and

(j) any Liability relating to or arising from the Purchased Assets for periods prior to the Closing.

1.4. Consents. Seller shall provide Buyer with an EPA Sub registration and related repack letter, any data or related information used by Seller in connection with the EPA Sub registration, or as may reasonably be required to consummate the transactions contemplated by this Agreement and the Ancillary Documents

ARTICLE II
PURCHASE PRICE

2.1. **Purchase Price.** Subject to the Closing, in consideration of the sale, assignment, transfer and delivery to Buyer of the Purchased Assets in accordance with and subject to the terms and conditions of this Agreement, at the Closing, Buyer shall:

(a) pay to Seller an amount equal to Five Hundred Thirty-Two Thousand Five Hundred U.S. Dollars ($532,500) (the "***Purchase Price***"), less the sum of (i) the Holdback Amount, and (ii) the sum of any amounts paid under clause (b) below; and

(b) pay: (i) the amount of the outstanding Indebtedness as of the Closing, if any, to the applicable creditor(s), (ii) all outstanding Liabilities and obligations of Seller arising under or relating to the Lease, and (iii) outstanding Liabilities and obligations of Seller owed to any supplier or vendor, each as indicated on the Closing Statement.

2.2. **Closing Statement.** Prior to the Closing, Seller will have delivered to Buyer a certificate signed by an executive officer of Seller (the "***Closing Statement***") and reasonably acceptable to Buyer, setting forth Seller's good faith estimate (including all calculations in reasonable detail) based on the financial statement and books and records of Seller of the amount that Indebtedness to suppliers as of the Closing, identifying the amount owed to each creditor thereof, together with payoff letters from Seller's suppliers in form and substance reasonably acceptable to Buyer. The Closing Statement shall also include the wire transfer instructions for any payments to be made under Section 2.1(b).

2.3. **Holdback.** Buyer shall withhold at least $100,000 of the Purchase Price (the "***Holdback Amount***") as collateral to secure Seller's obligations for any amounts owed by Seller to third parties pursuant to Section 2.1(b) that are not paid at Closing, for any amounts owed by Seller to any Transferred Employee pursuant to Section 6.5, or for any amounts owed by Seller to Buyer pursuant to Section 8.2 below, during the period commencing on the Closing Date and terminating on the date that is ninety (90) days from the Closing Date. On the date that is the earlier of (a) ninety (90) days from the Closing Date (or if such date is not a business day, on the next business day thereafter) and (b) the day of receipt of evidence of the release of any Liens upon the Purchased Assets in form and substance reasonably acceptable to Buyer; the Holdback Amount, less the amount of any reductions thereto, if a positive amount, shall be distributed to Seller, without interest. Buyer shall not be required to segregate or set aside the Holdback Amount.

ARTICLE III
CLOSING

3.1. **Closing.** The closing of the transactions contemplated by this Agreement (the "***Closing***") will take place at the offices of Ellenoff, Grossman & Schole LLP, 1345 Avenue of the Americas, New York, NY 10105, commencing at 10:00 am (New York City time) at the time of the signing of this Agreement which is expected to take place on the first (1st) business day after all of the conditions to Closing set forth in ARTICLE III are either satisfied or waived (other than conditions that, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the "***Closing Date***." The parties agree that to the extent permitted by applicable Law and GAAP, the Closing will be deemed effective as of 11:59 p.m. (New York City time) on the Closing Date.

3.2. **Closing Deliveries by Seller.** At or prior to the Closing, Seller will deliver or cause to be delivered to Buyer the following, each in form and substance reasonably acceptable to Buyer:

(a) the Bill of Sale and Assignment and Assumption Agreement between Buyer and Seller in the form attached as Exhibit A hereto (the "***Bill of Sale***"), duly executed by Seller, and any other instruments of transfer reasonably requested by Buyer to evidence the transfer of the Purchased Assets to Buyer (including assignments with respect to any Intellectual Property registered, recorded or filed with any Governmental Authority, in form suitable for registration, recordation or filing with such Governmental Authority), in each case duly executed by Seller;

(b) a certificate from Seller's secretary certifying to (i) the resolutions of Seller's board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of each of the transactions contemplated hereby and thereby, and (ii) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Seller is a party or by which it is bound;

(c) a certificate from the secretary of PCT Ltd. ("***Parent***"), parent of Seller, certifying to the resolutions of Parent's board of directors, authorizing Seller's execution, delivery and performance of this Agreement and the consummation of each of the transactions contemplated hereby and thereby;

(d) evidence of the release of any Liens upon the Purchased Assets in form and substance reasonably acceptable to Buyer;

(e) with respect to the Lease, a license agreement (the "***Lease License Agreement***") between Seller and Buyer regarding the Lease, in the form attached hereto as Exhibit B, whereby Seller will license to Buyer co-use of the Leased Premises for a monthly license fee of 50% of the monthly base rent of the Lease, duly executed by Seller and Buyer;

(f) the Trademark License Agreement, duly executed by Parent and Buyer;

(g) Landlord Consent to the Lease License Agreement (the "***Landlord Consent***"), duly executed by Buyer, Seller and the Landlord; and

(h) such other documents and instruments as may be required by any other provision of this Agreement, including the EPA Sub registration and related repack letter, any data or related information used by Seller in connection with the EPA Sub registration, or as may reasonably be required to consummate the transactions contemplated by this Agreement and the Ancillary Documents including the termination of prior agreements between Buyer and Seller.

3.3. Closing Deliveries by Buyer. At or prior to the Closing, Buyer will deliver or cause to be delivered to Seller the following, each in form and substance reasonably acceptable to Seller:

(a) evidence of the payment of the amounts required by Section 2.1 to be delivered by Buyer at the Closing;

(b) the Bill of Sale duly executed by Buyer, and any other instruments of transfer reasonably requested by Seller to evidence the transfer of the Purchased Assets to, duly executed by Buyer;

(c) a certificate from Buyer's managing member certifying to (i) the resolutions of Buyer's board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of each of the transactions contemplated hereby and thereby, and (ii) the incumbency of individuals authorized to execute this Agreement or any Ancillary Document to which Buyer is a party or by which it is bound;

(d) the Lease License Agreement between Seller and Buyer regarding the Lease, duly executed by Buyer and Seller;

(e) the Trademark License Agreement, duly executed by Parent and Buyer; and

(f) the Landlord Consent, duly executed by Buyer, Seller and the Landlord.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, that the statements contained in this ARTICLE IV, as qualified by the information in the Disclosure Schedules referenced therein, are true and correct as of the Closing, except to the extent that a representation and warranty contained in this ARTICLE IV expressly states that such representation and warranty is current as of an earlier date and then such statements contained in this ARTICLE IV are true and correct as of such earlier date or time:

4.1. Organization and Qualification. Seller is a corporation duly organized and validly existing under the laws of the State of Nevada and has full corporate power and authority to own the Purchased Assets and conduct its business presently as and where it is being conducted by it.

4.2. Authorization. Seller has full power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of Seller, including requisite board of director approval of Seller. This Agreement and each Ancillary Document to which Seller is a party has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

4.3. Non-Contravention. Except as set forth on Schedule 4.3, neither the execution, delivery and performance of this Agreement or any Ancillary Documents by Seller, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with, any provision of the organizational documents of Seller, (b) violate or conflict with any Law or order to which Seller, the Business or the Purchased Assets are bound or subject, (c) result in the imposition of a Lien on any Purchased Asset or (d) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other person.

4.4. Title to and Sufficiency of Assets. Seller has good and marketable title to, or other legal rights to possess and use, all of the Purchased Assets, free and clear of all Liens except for Permitted Liens. Upon delivery of the Purchased Assets to Buyer at the Closing in accordance with this Agreement, good and marketable title to all of the Purchased Assets owned by Seller and a legal right to possess and use all of the Purchased Assets leased or licensed by Seller, free and clear of all Liens (other than Liens incurred or imposed by Buyer), will pass to Buyer. Except for the Excluded Assets, the Purchased Assets constitute all of the assets, rights and properties necessary to operate the Business and all of the material assets, rights and properties that are used in the operation of the Business as it is currently conducted.

4.5. Litigation; Legal Matters. Except as set forth in Schedule 4.5, there is no (a) action of any nature pending or, to the knowledge of Seller, threatened, or (b) order pending now or rendered in the

past three (3) years, in either case of (a) or (b), by or against Seller or any of its affiliates or any of the Purchased Assets which, if adversely determined, would reasonably be expected to adversely affect any of the Business, the Purchased Assets in any material respect.

4.6. Compliance with Laws; Permits. Seller is in material compliance with and has complied in all material respects with, all Laws and orders in respect of the operation, activities, conduct and transactions of the Business and the ownership, operation, use or possession of the Purchased Assets, and Seller has not received any written or, to the knowledge of Seller, oral notice of any actual or alleged material violation of or non-compliance with any Laws or orders in respect thereof. None of the operation, activity, conduct and transactions of the Business or the ownership, operation, use or possession of the Purchased Assets conflicts with the rights of any other person or violates, or with or without the giving of notice or passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of any Lien, contract or any Law or order to which Seller is a party or by which Seller, the Business or any of the Purchased Assets may be bound or affected. Except as set forth in Schedule 4.6, Seller does not own or possess any Permits to operate the Business and, to Seller's knowledge, no such Permits are required to own the Purchased Assets and conduct the Business as now being conducted.

4.7. Employees; Consultants; Labor Matters.

(a) Schedule 4.7(a) contains a complete and correct list of all Employees that will become employees of Buyer after the Closing, (i) showing for each such Employee the Employee's name, job title or description and salary level (including any non-discretionary bonus or deferred compensation arrangements), and (ii) also showing any bonus, commission or other remuneration other than salary paid during the calendar year ending December 31, 2022 or during the calendar year 2023. Except as set forth on Schedule 4.7(a), no Employee is a party to a written employment agreement or contract with Seller and each Employee is employed "at will." Except as set forth on Schedule 4.7(a), each Employee has entered into Seller's standard form of employee non-disclosure agreement with Seller, a copy of which has been previously delivered to Seller is not a party to any collective bargaining agreement or other contract with any group of Employees or any labor organization or other representative of any of the Employees, and Seller has no knowledge of any activities or proceedings of any labor union or other party to organize or represent any Employees. With respect to the conduct of the Business and the use of the Purchased Assets: (i) Seller is in compliance in all material respects with all employment contracts and all applicable Laws pertaining to employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; and (ii) Seller is not delinquent in any material respects in payments to any Employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to Employees. With respect to the conduct of the Business during the prior two (2) years and the Employees, Seller has withheld and paid over to the proper Governmental Authorities all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor or third party. Seller does not retain and has not retained any person who has been misclassified as an independent contractor to render services on behalf of the Business when such person should have been properly classified as an employee.

4.8. Environmental Matters. In connection with Seller's ownership of the Purchased Assets (including the Leased Premises) and the operation of the Business prior to the Closing Date: (i) Seller has complied in all material respects with all applicable Environmental Laws; (ii) Seller has not received notice of any actions pending or, to the knowledge of Seller, threatened against Seller or the Purchased Assets relating to any Environmental Conditions or any applicable Environmental Laws or related Permits; and (iii) to Seller's knowledge, Seller does not have any environmental audits, environmental assessments, reports, sampling results, correspondence with Governmental Authorities or other environmental

documents relating to Seller's past or current properties, facilities or operation. Except for de minimis quantities of Hazardous Materials used, stored, disposed, or present in compliance with Environmental Laws on or about the Leased Premises, to Seller's knowledge, there are no Hazardous Materials that are being stored or are otherwise present on, under or about the Leased Premises. Seller has not operated any above-ground or underground tanks, drum storage areas, disposal sites, or landfills, or created any Environmental Conditions at the Leased Premises. To the knowledge of Seller, Seller has not released any Hazardous Materials on, under or about any real property constituting or connected with the Leased Premises, that requires investigation or remediation pursuant to Environmental Law or that otherwise is in violation of any requirement of any Environmental Law.

4.9. **Insurance.** Seller has maintained over the past three (3) years and now maintains insurance in amounts sufficient for the Business and the Purchased Assets and in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in the Business operates. Schedule 4.9 contains an accurate and complete list of all current policies of fire, general liability, theft, life, workers' compensation, health, partners, and other forms of insurance owned or held by Seller relating to the Business or the Purchased Assets, specifying the insurer and amount of coverage, type of insurance, policy number and any pending claims thereunder. All such policies are in full force and effect and all premiums with respect thereto are currently paid and none are due or delinquent.

4.10. **Transactions with Related persons.** No affiliate of Seller, nor any manager, officer, director, employee, trustee or beneficiary of Seller or its affiliate, nor any immediate family member of any of the foregoing (whether directly or indirectly through an affiliate of such person) (each of the foregoing, a "***Related person***") is presently, or in the past three (3) years, has been, a party to any transaction or has an outstanding contract or other arrangement or commitment with Seller that relates to the Purchased Assets, and no Related person owns any property or right (including Intellectual Property) which is used in the Business. The Purchased Assets do not include any receivable or other obligation from a Related person.

4.11. **Solvency.** Seller is not entering into this Agreement with the intent to hinder, delay or defraud any person to which Seller is, or may become, indebted. The Purchase Price is not less than the reasonably equivalent value of the Purchased Assets. After the Closing and after giving effect to this Agreement and the other transactions contemplated hereby, Seller expects and believes in good faith that it will not be insolvent (either because its financial condition will be such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets would be less than the amount required to pay its probable liability on debts as they become absolute and matured).

4.12. **No Brokers.** Neither Seller nor any of its representatives on their behalf has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees in connection with the transactions contemplated by this Agreement.

4.13. **No Other Representations and Warranties.** Except for the representations and warranties contained in this Agreement (including the Disclosure Schedules hereto), the Ancillary Documents or in any document, exhibit, statement, certificate or schedule which is furnished or to be furnished by Seller pursuant to Section 3.2 in connection with the Closing, neither Seller, nor any of its representatives, nor any other person on behalf of Seller makes any express or implied representation or warranty to Buyer, at law or in equity, in respect of Seller, its operations, business, assets, liabilities, condition or prospects (including the Purchased Assets), or the Ancillary Documents or the transactions contemplated by this Agreement or the Ancillary Documents, and Seller hereby disclaims any such representation or warranty.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, that the statements contained in this ARTICLE V, and the information in the Disclosure Schedules referenced therein, are true and correct as of the Closing, except to the extent that a representation and warranty contained in this ARTICLE V expressly states that such representation and warranty is current as of an earlier date and then such statements contained in this ARTICLE V are true and correct as of such earlier date or time:

5.1. Authorization. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer, . This Agreement and each Ancillary Document to which Buyer (assuming due authorization, execution and delivery by Seller) is a party has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

5.2. Non-Contravention. Neither the execution and delivery of this Agreement or any Ancillary Document by Buyer, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with (a) any provision of the organizational documents of Buyer, (b) any Law or order to which Buyer or any of its business or assets are bound or subject or (c) any contract or Permit or other commitment to which Buyer is a party or by which Buyer or any of its properties are bound.

5.3. No Brokers. Neither Buyer nor any of its representatives on its behalf has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees in connection with the transactions contemplated by this Agreement.

5.4. No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement (including the Disclosure Schedules hereto), the Ancillary Documents or in any document, exhibit, statement, certificate or schedule which is furnished or to be furnished by Buyer pursuant to Section 3.3 in connection with the Closing, neither Buyer nor any of its representatives, nor any other person on behalf of Buyer makes any express or implied representation or warranty to Seller, at law or in equity, in respect of Buyer, its operations, business, assets, liabilities, capitalization, condition or prospects, or the Ancillary Documents or the transactions contemplated by this Agreement or the Ancillary Documents, and Buyer hereby disclaims any such representation or warranty.

ARTICLE VI
COVENANTS

6.1. Further Assurances. In the event that at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other parties reasonably may request, at the sole cost and expense of the requesting party (unless otherwise specified herein or unless such requesting party is entitled to indemnification therefor under ARTICLE VII in which case, the costs and expense will be borne by the parties as set forth in ARTICLE VII). In the event that after the Closing Date, Buyer receives or otherwise is in possession of any Excluded Asset, Buyer shall promptly notify Seller of its receipt or possession of the Excluded Asset and promptly transfer, at Seller's

expense, such Excluded Asset to Seller. In the event that after the Closing Date, Seller receives or otherwise is in possession of any Purchased Asset, Seller shall promptly notify Buyer of its receipt or possession of the Purchased Asset and promptly transfer, at Buyer's expense (unless such receipt or possession is a result of a breach of this Agreement by Seller, in which case, at Seller's expense), such Purchased Asset to Buyer.

6.2. Publicity. None of the parties hereto shall, and each party shall cause their respective representatives not to, disclose, make or issue, any public statement or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby (including the terms, conditions, status or other facts with respect thereto) to any third parties (other than its representatives who reasonably need to know such information in connection with carrying out or facilitating the transactions contemplated hereby) without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, delayed or conditioned), except as required by applicable Law after conferring with the other parties concerning the timing and content of such required disclosure.

6.3. Confidentiality. Seller shall, and shall cause its representatives to: (a) treat and hold in strict confidence any Confidential Information, and will not use for any purpose, nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without Buyer's prior written consent; (b) in the event that any of them becomes legally compelled to disclose any Confidential Information, to provide Buyer with prompt written notice of such requirement so that Buyer or an affiliate thereof may seek a protective order or other remedy or waive compliance with this Section 6.3; (c) in the event that such protective order or other remedy is not obtained, or Buyer waives compliance with this Section 6.3, to furnish only that portion of such Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise their commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information; (d) to promptly furnish to Buyer any and all copies (in whatever form or medium) of all such Confidential Information and to destroy any and all additional copies of such Confidential Information and any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; *provided, however*, that Confidential Information shall not include any information which, at the time of disclosure, is generally available publicly and was not disclosed in breach of this Agreement by Seller or its representatives. To the extent that any confidential or proprietary information of Seller or its affiliates unrelated to the Business or the Purchased Assets is disclosed to Buyer in connection with this Agreement or the Ancillary Documents, Buyer shall have the same obligations with respect to such information as Seller has to Confidential Information under this Section 6.3.

6.4. Litigation Support. Following the Closing, in the event that and for so long as any party is actively contesting or defending against any third party or Governmental Authority action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Business, the Purchased Assets , the other parties will (i) reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, (ii) make available its personnel at reasonable times and upon reasonable notice and (iii) provide (A) such testimony and (B) access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, in each case of clauses (i) through (iii), at the sole cost and expense of the contesting or defending party (unless such contesting or defending party is entitled to indemnification therefor under ARTICLE VII in which case, the costs and expense will be borne by the parties as set forth in ARTICLE VII).

6.5. Business Employees.

(a) Seller shall terminate the employment or service of all Employees listed on Schedule 6.5 as of the Closing, and will use its commercially reasonable efforts to cause such Employees to make available their employment services to Buyer after the Closing. Prior to the Closing, Seller shall

pay to such Employees (i) all owed unpaid vacation pay and sick pay accrued as of the Closing, if any, and (ii) all wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such Employees and accrued as of the Closing. Any such Employees who accept any offer that may be made by Buyer for employment and commence employment immediately after the Closing will be collectively referred to as the "***Transferred Employees***". If these payments are not made prior to the Closing or such amount is not properly determined, such amount shall be added to the Holdback Amount until properly disbursed to the Transferred Employees.

(b) Nothing in this Agreement will impose on Buyer any obligation to make any offer to any Employee (including those listed on Schedule 6.5) or to retain any Transferred Employee in its employ after the Closing, or to continue to provide the same compensation or benefits that were provided by Buyer immediately following the Closing, and except as may be limited by applicable Law or contracts with any such Transferred Employee, Buyer shall have the right at any time after the Closing to terminate the employment of, and alter the terms and conditions of employment (including with respect to compensation and benefits) of, any Transferred Employee. Except to the extent otherwise expressly agreed in writing by Buyer, Transferred Employees will be at-will employees who are terminable at-will in the discretion of Buyer. Nothing express or implied in this Agreement will confer upon any Employee any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by any reason of this Agreement.

(c) Notwithstanding anything to the contrary contained in this Agreement, Buyer and its affiliates will have no Liability or responsibility with respect to any Employee that does not receive an offer of employment from Buyer or that does not accept Buyer's offer of employment, and Seller shall be solely responsible for all Liabilities relating to any Employees that are not Transferred Employees and any termination of any such Employees by Seller at or prior to the Closing, including any Liabilities or obligations with respect to COBRA. For the avoidance of doubt, any Transferred Employee may instead be hired by Buyer's parent entity instead of directly by Buyer, and in such event, any reference to Buyer in this Section 6.8 will instead refer to Buyer's parent entity.

6.6. Employment Related Taxes. Payroll withholding and Tax reporting by Seller with respect to each Transferred Employee shall be terminated on the Closing Date. Seller shall issue, by the date prescribed by the applicable IRS requirements, Forms W-2 for wages paid to such Transferred Employees through the Closing Date. Buyer shall be responsible for all payroll withholding and Tax reporting with respect to the Transferred Employees from and after their date of hire by Buyer. Seller will supply Buyer with such information in their possession regarding the Transferred Employees for the period between January 1, 2023 and the date of their hire by Buyer as may be reasonably necessary for Buyer to carry out its payroll Tax withholding and reporting responsibilities. In every state in which Seller has reported payroll and/or operative state unemployment Tax accounts, to the extent requested by Buyer, Seller agrees to cooperate with Buyer to facilitate Buyer obtaining successor state unemployment Tax account treatment in all such jurisdictions in a timely and complete manner without reservation, interference or limitation.

6.7. Apportionment of Certain Taxes. All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for any taxable period (collectively, "***Property Taxes***") for any Purchased Assets for a Straddle Period (collectively, the "***Apportioned Obligations***") shall be apportioned between Seller, on the one hand, and Buyer, on the other hand, based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Property Taxes attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Property Taxes attributable to the Post-Closing Tax Period. Apportioned Obligations shall be timely paid, and all applicable filings, reports and returns shall

be filed, as provided by applicable Law. The paying party shall be entitled to reimbursement from the non-paying party. Upon payment of any such Apportioned Obligations, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled based on the allocation of such obligations under this Section 6.7, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of such statement.

6.8. Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as Retained Liabilities.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1. Covenants Against Competition and Solicitation. As a material inducement for the agreement of Buyer to enter into this Agreement, and as additional consideration therefor, Seller hereby agrees that:

(a) From and after the Closing, Seller shall not, and shall cause its affiliates not to, directly or indirectly, engage or participate in, whether as principal, manager, director, officer, shareholder, member, employee, agent, consultant, or otherwise, or become involved in any business in competition with the business of Buyer or its affiliates anywhere in North America (USA, Canada, Mexico), except that Seller shall be permitted to continue to sell HOCL producing equipment to customers in all industries except to the Healthcare industry (hospitals, nursing homes, old age homes, assisted living homes, clinics and similar institutions); and

(b) From and after the Closing, Seller shall not, and shall cause its affiliates not to, directly or indirectly, (i) solicit the trade of, call on, trade with, or provide any services to or conduct any other business or transaction with, any present or past customer, account, or client of Seller's Business in the healthcare industry or (ii) attempt to induce any such person to terminate or diminish their business with Buyer or any of its affiliates.

For the avoidance of doubt, the foregoing restrictions in this Section 7.1 shall not restrict or interfere with Seller's obligations to Buyer pursuant to Sections 7.2 or 7.3 below.

7.2. Post-Closing Obligations.

(a) From and after the Closing, for no additional payment other than pursuant to the license regarding the Leased Premises, Seller shall grant Buyer full access to and use of Seller's manufacturing facilities, equipment, tools and other items reasonably necessary to produce the Machines or operate Buyer's business. Buyer and Seller agree to share equally in the payment of any utilities owed pursuant to the Lease Premises for the term of the Lease License Agreement, with such amounts to be paid by Seller to Buyer within 3 days of submission of any such bill by Buyer. Notwithstanding anything to the contrary herein, Buyer shall have the right to set off any payment it is otherwise required to make to the Landlord in respect of those certain lease payment guaranty obligations under Section 13 of the Landlord Consent and any payment it is otherwise required to make to Seller in respect of any payment of moneys under this Agreement or any Ancillary Document, to the extent of any amounts owed by Seller to Buyer

pursuant to this Agreement or any Ancillary Document. Seller has directed Buyer to pay the license fees due under the Lease License Agreement directly to Landlord as set forth in Section 8 of the Landlord Consent in partial payment for the rental payments due to the Landlord pursuant to the Lease.

(b) From and after the Closing, Seller will ensure that Buyer will remain registered pursuant to the EPA Sub registration and the full EPA registration once made available to Buyer. In addition to its other remedies under this Agreement, at law, or in equity, Buyer may withhold payments due to Seller from Buyer pursuant to this Agreement or any Ancillary Document if Seller has breached this Sections 7.2.

7.3. Post-Closing Sales and Purchases.

(a) For a period of one (1) year from and after the Closing, in consideration of the sale, assignment, transfer and delivery to Buyer of the Purchased Assets by Seller, Buyer shall pay Seller an amount equal to Ten Thousand U.S. Dollars ($10,000) per month (or $500 less per month for each of the 20 Machines not then rented), as royalties for the first twenty (20) Machines that are currently rented by Buyer to its customers, as long as they remain rented, with the first such payment due and payable 30 days after the Closing, and each subsequent payment due and payable on the 8th day of the following calendar month. Should a rental be terminated, the royalty will decrease by $500 per month for each Machine rental terminated.

(b) For a period ending on May 1, 2024, Buyer shall pay Seller a royalty in an amount equal to Five Hundred U.S. Dollars ($500) per month for each additional rented Machine.

(c) From and after the Closing, upon the written request of Seller, Buyer may, in its sole discretion, sell Machines to Seller in connection with Seller's business in the permitted markets, and Seller shall purchase such Machines at a price equal to Buyer's actual cost for direct labor (working foremen, journeymen, apprentices, helpers, etc.), actual cost of labor burden, actual cost of material used to perform the extra work, pro-rata overhead and the actual cost of rental of major equipment, plus an additional markup fee equal to fifty percent (50%) of such costs.

(d) From and after the Closing, at Buyer's option, Buyer shall purchase from Seller any parts in seller's inventory to be used in the manufacture of the Machines at a cost equal to the lesser of (i) the original price Seller paid or (ii) the current fair market replacement cost.

(e) From and after the Closing, Buyer and Seller shall equally share any revenue received by Seller pursuant to (i) the lease for the Machine at 1600 Medical Pkwy Carson City, NV 89703 (the "***Carson Contract***"), until the expiration of such Carson Contract pursuant to the terms thereof and (ii) the lease for the Machine at 509 N Brightleaf Blvd. Smithfield, NC 27577 (the "***Johnston Contract***" and together with the Carson Contract, the "***Shared Contracts***") until the renewal date of the Johnston Contract. Buyer shall not pay any fees or royalties to Seller in connection with the Shared Contracts and any costs associated with the maintenance or performance of the Shared Contracts will be shared equally by Seller and Buyer. Seller agrees that any payments due to Seller from Buyer pursuant to this Agreement or any Ancillary Document may be offset by any amounts owed to Buyer pursuant to this Section 7.3(e).

For the avoidance of doubt, this ARTICLE VII shall survive the Closing.

ARTICLE VIII

INDEMNIFICATION

8.1. **Survival.** All representations and warranties of Seller and Buyer contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until the twenty four 24 month anniversary of the Closing Date; *provided, however*, that the representations and warranties contained in Sections 4.1 (Organization and Qualification), 4.2 (Authorization), 4.4 (Title to and Sufficiency of Assets), 4.12 (No Brokers), 5.1 (Authorization) and 5.3 (No Brokers) (certain Seller Representations) (collectively, the "***Fundamental Reps***") will survive indefinitely (in each case, the date until each such representation shall survive is herein referred to as the "***Survival Date***"). If written notice of a claim for breach of any representation or warranty has been given on or before the applicable Survival Date for such representation or warranty, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements of the parties contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms. For the avoidance of doubt, a claim for indemnification under any subsection of Section 8.2 or Section 8.3 other than, in each case, clauses (a) or (b) may be made at any time.

8.2. **Indemnification by Seller.** Seller shall indemnify, defend and hold harmless Buyer and its affiliates and their respective directors, officers, employees and any successor or permitted assign thereof (collectively, the "***Buyer Indemnified Parties***") from and against any and all losses, actions, orders, Liabilities, damages (including consequential damages), diminution in value, Taxes, interest, penalties, Liens, Sellers payments required under the Lease, if not paid to the Landlord, amounts paid in settlement and reasonable costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys' fees and expenses), (any of the foregoing, a "***Loss***") suffered or incurred by, or imposed upon, any Buyer Indemnified Party arising in whole or in part out of or resulting directly or indirectly from: (a) any breach of any representation or warranty of Seller in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement to which any of them is a party or made in connection herewith); (b) any breach of any covenant, obligation or agreement of Seller in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement to which any of them is a party or made in connection herewith and therewith); or (c) the failure of Seller to pay, perform or discharge when due, any Retained Liability after the Closing Seller agrees that any payments due to Seller from Buyer pursuant to this Agreement or any Ancillary Document may be offset by any amounts owed by Buyer to Seller under this Agreement or any Ancillary Agreement. All claims for indemnification by a Buyer Indemnified Party pursuant to this ARTICLE VIII shall first be asserted against the Holdback Amount in accordance with this Agreement.

8.3. **Indemnification by Buyer.** Buyer shall indemnify, defend and hold harmless Seller and its affiliates and their respective directors, officers, employees and any successor or permitted assign thereof (collectively, the "***Seller Indemnified Parties***") from and against any and all Losses, suffered or incurred by, or imposed upon, any Seller Indemnified Party arising in whole or in part out of or resulting directly or indirectly from: (a) any breach of any representation or warranty of Buyer in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement to which any of them is a party or made in connection herewith) or (b) any breach of any covenant, obligation or agreement of Buyer in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement to which any of them is a party or made in connection herewith and therewith).

ARTICLE IX
GENERAL PROVISIONS

9.1. Expenses. Except as otherwise expressly provided in this Agreement, each party will pay all fees and expenses incurred by it in connection with the negotiation, execution, delivery of, and the performance under, this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, all Taxes imposed in connection with the transfer of the Purchased Assets (including any real property transfer or excise, sales, use, value added, stamp, stamp duty reserve, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges) ("***Transfer Taxes***"), whether such Taxes are assessed initially against Buyer or any affiliate of Buyer or Seller or any affiliate of Seller, shall be borne and paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller.

9.2. Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by email (with affirmative confirmation of receipt, and provided, that the party providing notice shall within two (2) business days provide notice by another method under this Section 9.1) or (iii) three (3) business days after being deposited in the U.S. mail, certified or registered mail, postage prepaid (or at such other address for a party as shall be specified by like notice):

If Seller, to:

Paradigm Convergence Technologies Corp.,
Attn: Art Abraham
4235 Commerce Street
Little River, SC 29566
Email: aabraham@pctl.com
843-390-7900

If to Buyer, to:	*with a copy (which will not constitute notice) to:*
Acejan Capital LLC Attn: David Guttmann Email: david@acejan.com Telephone No.: 718 492 7200 Ext. 11	Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 Attn: David Selengut Email: selengut@egsllp.com Telephone No.: (212) 370-1300

9.3. Interpretation. The parties acknowledge and agree that: (a) this Agreement and the Ancillary Documents are the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any schedules, exhibits and annexes attached hereto) and the Ancillary Documents and have contributed to their revision, (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement or the other Ancillary Documents and (d) the terms and provisions of this Agreement and the Ancillary Documents will be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement or such Ancillary Document. The table of contents and the headings and subheadings of this Agreement are for reference and convenience purposes only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement. In this Agreement, unless the context otherwise requires: (i) whenever

required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) reference to any person includes such person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a person in a particular capacity excludes such person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (iv) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words "without limitation"; (v) the words "herein," "hereto," and "hereby" and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word "if" and other words of similar import when used herein shall be deemed in each case to be followed by the phrase "and only if"; (vii) the term "or" means "and/or"; (viii) reference to any statute includes any rules and regulations promulgated thereunder; (ix) any agreement, instrument, insurance policy, Law or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and (x) except as otherwise indicated, all references in this Agreement to the words "Section," "Schedule", "Exhibit", "Annex" are intended to refer to sections, schedules, exhibits and annexes to this Agreement.

9.4. **Severability.** In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable. The parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.5. **Assignment.** This Agreement may not be assigned by any party without the prior written consent of the other parties hereto, and any attempted assignment in violation of this Section 9.5 shall be null and void ab initio; provided, however, that after the Closing, Buyer may assign its rights and benefits hereunder (i) to any affiliate of Buyer (provided, that Buyer shall remain responsible for its obligations hereunder) or (ii) to any person acquiring all or substantially all of the Purchased Assets or all or substantially all of the assets of Buyer and its Subsidiaries taken as a whole (provided that the assignee expressly assumes in writing the obligations of the assignor hereunder). Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of each party hereto.

9.6. **No Third-Party Beneficiaries.** Except for the indemnification rights of the Buyer Indemnified Parties and the Seller Indemnified Parties set forth herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder.

9.7. **Amendment; Waiver.** This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto. Notwithstanding anything to the contrary contained herein: (a) the failure of any party at any time to require performance by the other of any provision of this Agreement will not affect such party's right thereafter to enforce the same; (b) no waiver

by any party of any default by any other party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such party of any other preceding or subsequent default; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.

9.8. Remedies. Except as specifically set forth in this Agreement, any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such party may have been granted at any time under any other contract or agreement and all of the rights which such party may have under any applicable Law. Except as specifically set forth in this Agreement, any such party will be entitled to (a) enforce such rights specifically, without posting a bond or other security or proving that monetary damages would be inadequate (including Buyer's right to equitable relief, including injunction and specific enforcement, in the event of any breach of Section 6.3 hereof), (b) to recover damages by reason of a breach of any provision of this Agreement and (c) to exercise all other rights granted by applicable Law. The exercise of any remedy by a party will not preclude the exercise of any other remedy by such party.

9.9. Dispute Resolution. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or an application for enforcement of a resolution under this Section 9.9) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a "***Dispute***") shall be governed by this Section 9.9. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) business days of the notice of such Dispute being received by such other parties subject to such Dispute (the "***Resolution Period***"); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures of the Commercial Arbitration Rules (the "***AAA Procedures***") of the American Arbitration Association (the "***AAA***"). Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within three (3) business days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within three (3) business days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of New York. Time is of the essence. Each party shall submit a proposal for resolution of the Dispute to the arbitrator within ten (10) business days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator's award shall be in writing and shall include a reasonable explanation of the arbitrator's reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. Judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of controversy.

9.10. Governing Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to its choice of law principles). Except as expressly set forth in this Agreement, including Section 9.9 hereof, for purposes of any action arising out of or in connection with this Agreement or any transaction contemplated hereby, each of the parties hereto (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located within New York County in the State of New York (or in any appellate courts thereof), (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 9.1 shall be effective service of process for any action with respect to any matters to which it has submitted to jurisdiction in this Section 9.10, and (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of such court, that the action is brought in an inconvenient forum, that the venue of the action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such action. Each party hereto agrees that a final judgement in any such action shall be conclusive and may be enforced in each other jurisdiction by suit on the judgment or in any other manner provided by law or in equity. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN TORT, CONTRACT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 9.10 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT.

9.11. Entire Agreement. This Agreement (including the schedules, exhibits and annexes hereto, which are hereby incorporated herein by reference and deemed part of this Agreement), together with the Ancillary Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

9.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or emailed copy of this Agreement or any Ancillary Document or any signature page to this Agreement or any Ancillary Document, shall have the same validity and enforceability as an originally signed copy.

Annex I
Definitions

1. **Certain Defined Terms**. As used in the Agreement, the following terms shall have the following meanings:

"***Ancillary Document***" means each agreement, instrument or document attached hereto as an Exhibit, including the Bill of Sale and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

"***Benefit Plan***" means any deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each "employee benefit plan" as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by Seller for the benefit of any employee or terminated employee of Seller, or with respect to which Seller has any liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

"***Confidential Information***" means the terms and provisions of this Agreement and any information concerning the Purchased Assets, or the Business or, to the extent disclosed in connection with this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby, Buyer or its affiliates that is not generally available to the public, including Trade Secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed to Seller or Buyer or their respective affiliates by third parties to the extent that they have an obligation of confidentiality in connection therewith; provided, however, that Confidential Information shall not include any information which, at the time of disclosure, is generally available publicly and was not disclosed in breach of this Agreement by Seller or its representatives.

"***Copyrights***" means all works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

"***Disclosure Schedules***" means the disclosure schedules to this Agreement dated as of the date hereof and incorporated by reference into and forming a part of this Agreement.

"***Employee***" means any employee of Seller whose employment relates to the Purchased Assets.

"***Environmental Condition***" means any contamination or damage to the environment caused by or relating to the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials by any person. With respect to claims by employees or other third parties, Environmental Condition also includes the exposure of persons to amounts of Hazardous Materials.

"***Environmental Laws***" means all Laws relating to pollution or protection of the environment, natural resources and health, safety and fire prevention, including those relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including ambient

air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material.

"***EPA Sub registration***" means that certain sub registration for Excelyte Vet, EPA registration number 92108-1.

"***ERISA***" means the Employee Retirement Income Security Act of 1974 and any successor statute thereto, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

"***Governmental Authority***" means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, court, tribunal, official arbitrator or arbitral body in each case whether domestic or foreign.

"***Hazardous Material***" means (a) all substances, materials, chemicals, compounds, pollutants, gasses, liquids or wastes regulated by, under or pursuant to any Environmental Laws, including the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., the Clean Water Act, 33 U.S.C. §§1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, Title III of Public Law 99-499, the Safe Drinking Water Act, and any and all foreign (whether national, provincial or local), state or local counterparts thereto or other similar foreign (whether national, provincial or local), state or local laws and orders, including any and all rules and regulations promulgated thereunder, or any common law theory based on nuisance, negligence, product liability, trespass, ultrahazardous activity or strict liability; and (b) asbestos, petroleum, any fraction or product of crude oil or petroleum, radioactive materials, radon, mold, urea formaldehyde insulation and polychlorinated biphenyls.

"***Landlord***" means PhilGus Development, LLC a South Carolina limited liability company.

"***Lease***" means that certain Lease Agreement, dated August 26, 2020, as may be amended, by and between Seller and the Landlord for the Leased Premises.

"***Leased Premises***" means the premises leased by Seller in the building located at 4235 Commerce Street, Little River, SC 29566.

"***Indebtedness***" means, without duplication, (a) the outstanding principal of, and accrued and unpaid interest on and other amounts owed with respect to, all bank or other third party indebtedness for borrowed money of Seller, including indebtedness under any bank credit agreement and any other related agreements and all obligations of Seller evidenced by notes, debentures, bonds or other similar instruments for the payment of which Seller is responsible or liable, (b) all obligations of Seller for the reimbursement of any obligor on any line or letter of credit, banker's acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (c) all obligations of Seller all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by Seller, whether periodically or upon the happening of a contingency, (e) all obligations of Seller secured by a Lien (other than a Permitted Lien) on any asset of Seller, whether or not such obligation is assumed by Seller, (f) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness and (g) all obligation

described in clauses (a) through (f) above of any other person which is directly or indirectly guaranteed by Seller or which Seller has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

"***Intellectual Property***" means all of the following as they exist in any jurisdiction throughout the world: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Trade Secrets; (e) all domain name and domain name registrations, web sites and web pages and related rights, registrations, items and documentation related thereto; (f) software; (g) rights of publicity and privacy, and moral rights, and (h) all licenses, sublicenses, permissions, and other agreements granting any rights in or to the preceding property.

"***Law***" means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Permit or order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

"***Liabilities***" means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any Law, action, order or contract.

"***Lien***" means any interest (including any security interest), pledge, mortgage, lien, encumbrance, charge, claim or other right of third parties, including any spousal interests (community or otherwise), whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

"***Ordinary Course***" means, with respect to a person, an action taken by such person if (a) such action is recurring in nature, is consistent with the past practices of the person and is taken in the ordinary course of the normal day-to-day operations of the person; and (b) such action is not required to be authorized by the equity holders of such person, the board of directors (or equivalent) of such person or any committee of the board of directors (or equivalent) of such person and does not require any other special authorization of any nature. Unless the context or language herein requires otherwise, each reference to Ordinary Course will be deemed to be a reference to Ordinary Course of Seller.

"***Patents***" means all patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

"***Permit***" means any federal, state, local, foreign or other third-party permit, grant, easement, consent, approval, authorization, exemption, license, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration or qualification that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or other person.

"***Permitted Liens***" means any (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business; (c) Liens of lessors arising under equipment leases with third parties entered into in the Ordinary Course; and (d) minor irregularities and defects of title that individually or in the aggregate do not materially interfere with an entity's business or the operation of the property as currently conducted to which they apply.

"***person***" shall include any individual, trust, firm, corporation, limited liability company, partnership, Governmental Authority or other entity or association, whether acting in an individual, fiduciary or any other capacity.

"***Post-Closing Tax Period***" means any taxable period (or portion thereof) that begins after the Closing Date.

"***Pre-Closing Tax Period***" means any taxable period (or portion thereof) ending on or prior to the Closing Date.

"***Straddle Period***" means any taxable period beginning on or before and ending after the Closing Date.

"***Tax***" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, environmental, natural resources, customs duties, franchise, withholding, social security (or similar), payroll, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"***Trade Secrets***" means, as they exist in any jurisdiction throughout the world, any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and any other information, however documented, that is a trade secret within the meaning of the applicable trade secret protection Laws, including the Uniform Trade Secrets Act.

"***Trademarks***" means, as they exist in any jurisdiction throughout the world, any trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate/company names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

9.13. Other Defined Terms. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
AAA	9.9	Buyer Indemnified Parties	8.2
AAA Procedures	9.9	Carson Contract	7.3(e)
Agreement	Preamble	Closing	3.1
Allocation	6.4	Closing Date	3.1
Bill of Sale	3.2(a)	Closing Statement	2.2
Business	Recitals	Dispute	9.9
Buyer	Preamble	Excluded Assets	1.2

[Remainder of Page Intentionally Left Blank; Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Selective Machines Purchase Agreement to be duly executed and delivered as of the date first written above.

Seller:

PARADIGM CONVERGENCE TECHNOLOGIES CORP.

By: [signature]
Name: ARTHUR E. ABRAHAM
Title: PRESIDENT

Buyer:

ACEJAN CAPITAL LLC

By: [signature]
Name: David Guttmann
Title: Managing Member